EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Audible, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-91107, 333-110210, and 333-138397) on Form S-8, (Nos. 333-45470, 333-119610, 333-120588, and 333-132938) on Form S-3 and (No. 333-85286) on Forms S-3 and S-3/A of Audible, Inc. of our report dated April 2, 2007, with respect to the consolidated balance sheets of Audible, Inc. and subsidiary as of December 31, 2005 and 2006, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated April 2, 2007, with respect to management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Audible, Inc.

Our report on the consolidated financial statements includes an explanatory paragraph that states the Company changed its method of quantifying misstatements effective January 1, 2006 and changed its method of accounting for share-based compensation effective January 1, 2006.

Our report dated April 2, 2007, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that Audible, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006, because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses were identified as follows: ineffective execution of non-routine contracts; inadequate financial information and communication; ineffective review of account analyses; inadequate identification and analysis of international non-income tax related matters.

/s/ KPMG LLP

Short Hills, New Jersey
April 2, 2007